Exhibit 99.1

Hampden Bancorp, Inc. Reports Record High Six Month Net Income and Earnings Per Share; Continues Loan Growth with Improved Asset Quality and Declares Cash Dividend

SPRINGFIELD, Mass.--(BUSINESS WIRE)--February 4, 2014--Hampden Bancorp, Inc. (the “Company”) (NASDAQ: HBNK), which is the holding company for Hampden Bank (the “Bank”), announced the results of operations for the three and six months ended December 31, 2013.

Core net income increased by $958,000 to $2.5 million for the six months ended December 31, 2013, or fully diluted earnings per share (“EPS”) of $0.46 as compared to $1.5 million, or fully diluted EPS of $0.28, for the same period in 2012. For the six months ended December 31, 2013, net income increased to $2.2 million, or fully diluted EPS of $0.41, as compared to $1.5 million, or fully diluted EPS of $0.28, for the same period in 2012. Core income excludes net non-core (non-recurring) charges in 2013 related to a proxy contest and does not constitute a financial measure under United States Generally Accepted Accounting Principles (“U.S. GAAP”)1. This core net income, net income and EPS represents the largest six month core net income, net income and EPS performance by Hampden Bancorp, Inc. since its inception. At the Company’s 2013 Annual Shareholder Meeting that took place on November 5, 2013, Hampden Bancorp, Inc.’s stockholders elected the Company’s director nominees and voted against a stockholder’s proposal. The expenses associated with this proxy contest totaled $410,000 for the six months ended December 31, 2013 and are included in non-interest expense under U.S. GAAP. There were no non-core charges during the six months ended December 31, 2012. Core net income was $1.3 million for the three months ended December 31, 2013, or $0.24 per fully diluted share as compared to $771,000, or $0.14 per fully diluted share, for the same period in 2012. Net income was $1.0 million for the three months ended December 31, 2013 and $771,000 for the three months ended December 31, 2012, while second fiscal quarter earnings per share were $0.19 and $0.14 per share, respectively.

Overview

Glenn S. Welch, President and CEO stated, "We are pleased to deliver record earnings per share with an increase of 36% over the comparable quarter last year. Year to date earnings per share have increased 46% over the same six month period in our 2013 fiscal year. Management’s strategy to drive growth by capitalizing on the Company’s competitive strengths as a strong, local, community bank focused on business lending, while improving efficiency, has resulted in this increased profitability. Once again, our results this quarter reflected good loan growth, improved fee income and higher net interest income. Non-interest expense would have been lower quarter over quarter if not for the non-recurring expenses associated with the proxy contest.

Key performance ratios in the areas of ROAE, ROAA, and the efficiency ratio improved significantly in the first six months of this fiscal year in comparison to the first six months of the prior fiscal year. Our margin compression appears to have stabilized based on the ability to grow our higher yielding commercial loan portfolio.

The Bank has increased staff, within established budget parameters, in the commercial loan area in order to ensure that it maintains good management of the portfolio as well as to continue its strong loan growth. The Bank continues to look at all areas to reduce or control expenses through vendor management and employees’ cost savings ideas. There are no plans for additional staff increases during this fiscal year or any major increases in other non-interest expense categories.

Loan growth and demand continue to be strong, especially within the commercial loan area, without having to give concessions in our underwriting or pricing requirements. Well-known local borrowers have migrated to community banks, like Hampden, in order to have access to senior management and get timely loan decisions. We have shown there is an opportunity to grow faster than our peers by providing relationship banking to local customers unhappy with the level of service received from some of our competition. We have also purchased and sold participation loans with like-minded peers. Credit quality is good and continues to show improvement.

The Company continues to sell longer term residential mortgages to control its interest rate risk. While we have seen a reduction in fee income from loan sales in this fiscal year due to a slowdown in the refinance market, we continue to work qualified lists of mortgagors eligible to use a government program knowing that their rates are still substantially higher than current market rates. As a result of the slowdown in refinancing, we have seen our purchase volume increase to 80% of our applications.

We expect this momentum will allow us to continue to report strong earnings and deliver sustainable stockholder value based on a strong pipeline and a more efficient organization.”

Six Months Ended December 31, 2013

Net income for the six months ended December 31, 2013 was $2.2 million, or $0.41 per fully diluted share, as compared to $1.5 million, or $0.28 per fully diluted share, for the same period in 2012. As noted above, the Company had a $958,000 increase in core net income for the six months ended December 31, 2013 to $2.5 million, or $0.46 per fully diluted share, as compared to $1.5 million, or $0.28 per fully diluted share, for the same period in 2012. As described above, core net income excludes the non-recurring expense incurred in connection with the proxy contest.

The Company had an increase in net interest income of $477,000, or 5.0%, for the six months ended December 31, 2013 compared to the six months ended December 31, 2012. For the six months ended December 31, 2013, interest expense decreased by $230,000, or 8.2%, compared to the six months ended December 31, 2012. This included a decrease in deposit interest expense of $357,000 due to a decrease in rates offset by an increase in the average balance of deposits. This decrease was partially offset by an increase in borrowing interest expense of $127,000 due to an increase in average balances offset by a decrease in rates. Interest and dividend income increased $247,000, or 2.0%, for the six months ended December 31, 2013 compared to the same period last year mainly due to a $381,000 increase in loan interest income due to an increase in average balances offset by a decrease in rates. The net interest margin declined to 3.11% for the six months ended December 31, 2013 compared to 3.22% in the six months ended December 31, 2012.

The provision for loan losses increased $25,000 for the six months ended December 31, 2013 compared to the same period in 2012 due to loan growth. Asset quality has continued to improve as evidenced by the decreases in delinquent, non-accrual, and impaired loans at December 31, 2013 compared to December 31, 2012, as well as improved local and national economic conditions offset by increased loan growth.

For the six months ended December 31, 2013 there was a decrease in total non-interest income of $24,000 compared to the six months ended December 31, 2012. There was a $331,000, or 64.1%, decrease in the gain on sale of loans during the six months ended December 31, 2013 compared to the same period in 2012 due to a decrease in the volume of loan refinances. Partial offsets to this decrease were a $209,000, or 90.9%, increase in other non-interest income which was mainly due to an increase in the fair value of mortgage servicing rights; and $110,000, or 10.8%, increase in customer service fees for the six months ended December 31, 2013 compared to the same period in 2012 due to a change in fee structure.

Total non-interest expense decreased $579,000, or 6.5%, for the six months ended December 31, 2013 compared to the six months ended December 31, 2012. This included $410,000 of non-recurring charges due to a proxy contest as previously described. There was a $520,000, or 10.4%, decrease in salaries and employee benefits due to the Company’s restructuring of its senior management team, as well as a significant reduction in expenses related to grants under the 2008 Equity Incentive Plan. There were also decreases in data processing services, advertising expenses, and other general and administrative expenses reflective of the Company’s cost reduction strategy. The Company’s combined federal and state effective tax rate was 36.1% for the six months ended December 31, 2013 compared to 38.2% for the same period in 2012.

Three Months Ended December 31, 2013

Net income for the three months ended December 31, 2013 was $1.0 million, or $0.19 per fully diluted share, as compared to $771,000, or $0.14 per fully diluted share, for the same period in 2012. The Company had a $511,000, or 66.3%, increase in core net income for the three months ended December 31, 2013 to $1.3 million, or $0.24 per fully diluted share, as compared to $771,000, or $0.14 per fully diluted share, for the same period in 2012.

The Company had an increase in net interest income of $390,000, or 8.3%, for the three months ended December 31, 2013 compared to the three months ended December 31, 2012. For the three months ended December 31, 2013, interest expense decreased by $83,000, or 5.9%, compared to the three months ended December 31, 2012. This included a decrease in deposit interest expense of $202,000 due to a decrease in rates offset by an increase in the average balance of deposits, which was partially offset by an increase in borrowing interest expense of $119,000 due to an increase in average balances and rates. Interest and dividend income increased $307,000, or 5.0%, for the three months ended December 31, 2013 compared to the same period last year mainly due to a $328,000, or 6.1%, increase in loan interest income due to an increase in average balances offset by a decrease in rates. The net interest margin declined slightly to 3.11% for the three months ended December 31, 2013 compared to 3.12% for the three months ended December 31, 2012.

The provision for loan losses decreased $25,000, to $150,000, for the three months ended December 31, 2013 compared to $175,000 for the same period in 2012 due to decreases in delinquent, non-accrual, and impaired loans as well as improved local and national economic conditions, partially offset by increased loan growth.

For the three months ended December 31, 2013 there was a decrease in total non-interest income of $161,000 compared to the three months ended December 31, 2012. There was a $221,000, or 68.8%, decrease in the gain on sale of loans during the three months ended December 31, 2013 compared to the same period in 2012. Partial offsets to this decrease were a $56,000, or 11.1%, increase in customer service fees and a $12,000 increase in other non-interest income for the three months ended December 31, 2013 compared to the same period in 2012.

Total non-interest expense decreased $120,000, or 2.7%, for the three months ended December 31, 2013 compared to the three months ended December 31, 2012. This included $408,000 of non-recurring charges due to the proxy contest described previously. There was a $261,000, or 10.3%, decrease in salaries and employee benefits due to the Company’s restructuring of its senior management team, as well as a significant reduction in expenses related to grants under the 2008 Equity Incentive Plan. There were also a $53,000 decrease in data processing services and a $13,000 decrease in advertising expenses, which were offset by a $6,000 increase in occupancy and equipment expenses, an $11,000 increase in FDIC insurance expenses, a $175,000 increase in other general and administrative expenses and a net loss of $15,000 on other real estate owned. The Company’s combined federal and state effective tax rate was 36.1% for the three months ended December 31, 2013 compared to 37.0% for the same period in 2012.

Balance Sheet

The Company’s total assets increased $41.4 million, or 6.3%, from $653.0 million at June 30, 2013 to $694.3 million at December 31, 2013. Net loans, including loans held for sale, increased $45.8 million, or 10.2%, to $497.5 million at December 31, 2013. The majority of the loan increase was in the commercial loan portfolio, which increased $43.3 million, or 18.6%, in total from June 30, 2013 to December 31, 2013. Commercial real estate loans increased $25.8 million, commercial construction loans increased $7.5 million, and commercial loans increased $10.0 million. The majority of the commercial construction loans are written to become permanent financing. The Company’s strategy continues to be focused on obtaining business loans. The Company’s local focus and ability to involve all levels of senior management combined with a capability to turn around loan decisions quickly has contributed to its strong loan growth without sacrificing loan quality or underwriting standards.

Non-performing assets totaled $4.3 million or 0.61% of total assets, at December 31, 2013 compared to $5.2 million, or 0.80% of total assets, at June 30, 2013. Total non-performing assets included $3.0 million of non-performing loans and $1.3 million of other real estate owned. From June 30, 2013 to December 31, 2013, residential mortgage non-performing loans have decreased $735,000; consumer, including home equity and manufactured homes, non-performing loans have decreased $260,000; commercial real estate non-performing loans have decreased $10,000; and commercial non-performing loans have decreased $4,000. Impaired loans totaled $10.5 million as of December 31, 2013, of which $7.4 million, or 70.2%, are current with all payment terms. The Company has established $13,000 in specific reserves for impaired loans. When looking at the allowance for loan losses to total loans ratio of 1.10% and the allowance for loan losses to non-performing loans ratio of 184.92% at December 31, 2013, management believes the allowance is sufficient to cover estimated losses.

Total liabilities increased $40.4 million, or 7.1%, from $569.3 million at June 30, 2013 to $609.7 million at December 31, 2013. Deposits increased $2.3 million, or 0.5%, to $477.1 million at December 31, 2013 from $474.8 million at June 30, 2013. NOW accounts increased $4.4 million, money market accounts increased $6.3 million, and demand deposits increased $3.5 million. Savings accounts decreased $2.5 million, and certificates of deposits decreased $9.3 million. The Company’s focus remains to increase core deposits and reduce its time deposits.

Short-term borrowings increased $17.5 million to $22.0 million at December 31, 2013 from $4.5 million at June 30, 2013. Long-term debt increased $21.9 million, or 26.5%, to $104.4 million at December 31, 2013 from $82.5 million at June 30, 2013. The Company increased borrowings to fund loan growth.

Stockholders’ equity increased $955,000, or 1.1%, to $84.6 million at December 31, 2013 from $83.7 million at June 30, 2013. During the six months ended December 31, 2013, the Company purchased 17,622 shares of Company stock for $270,000 at an average price of $15.30 per share pursuant to the Company’s previously announced stock repurchase programs. In addition, the Company repurchased 260 shares of Company stock, at an average price of $15.52 per share, in the six months ended December 31, 2013 in connection with the vesting of certain restricted stock grants issued pursuant to our 2008 Equity Incentive Plan. The Company repurchased these shares from the employee plan participant for settlement of tax withholding obligations. In addition, there was a $898,000 decrease in accumulated other comprehensive income from June 30, 2013 to December 31, 2013 due to the continued impact of the rising interest rate environment on the fair value of securities available for sale. Offsets to the increase in treasury stock and decrease in accumulated other comprehensive income were a $1.6 million increase in retained earnings, a $315,000 increase in additional paid-in capital, a $212,000 decrease in ESOP unearned compensation and a $4,000 decrease in equity incentive plan unearned compensation. Our ratio of capital to total assets decreased to 12.2% at December 31, 2013 compared to 12.8% at June 30, 2013. The Company’s book value per share as of December 31, 2013 was $14.98 compared to $14.86 at June 30, 2013.

The Company also announced that the Board of Directors of the Company declared a quarterly cash dividend of $0.06 per common share, payable on February 28, 2014, to shareholders of record at the close of business on February 14, 2014.

Established in 1852, Hampden Bank is a full service community bank serving the families and businesses in and around Hampden County. The Bank has ten office locations in Springfield, Agawam, Longmeadow, West Springfield, Wilbraham, and Indian Orchard. Hampden Bank offers customers the latest in internet banking, including on-line banking and bill payment services.

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Because these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend” or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may.” Certain factors that could have a material adverse effect on the operations of the Bank include, but are not limited to, increased competitive pressure among financial service companies, national and regional economic conditions, changes in interest rates, changes in consumer spending, borrowing and savings habits, legislative and regulatory changes, adverse changes in the securities markets, inability of key third-party providers to perform their obligations to Hampden Bank and changes in relevant accounting principles and guidelines. Additionally, other risks and uncertainties are described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) which is available through the SEC’s website at www.sec.gov. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

NON-U.S. GAAP FINANCIAL MEASURES

This document contains certain non-U.S. GAAP financial measures in addition to results presented in accordance with United States Generally Accepted Accounting Principles (U.S. "GAAP"). A non-GAAP financial measure is one that includes or excludes amounts that would be presented in the most directly comparable measure calculated in accordance with U.S. GAAP. These non-U.S. GAAP measures provide supplemental perspectives on operating results, performance trends, and financial condition. Non-U.S. GAAP financial measures may have limitations as analytical tools. They are not a substitute for U.S. GAAP measures; they should be read and used in conjunction with the Company's U.S. GAAP financial information. Further, these measures may differ from the non-GAAP information, even where similarly titled, used by other companies and therefore should not be used to compare the Company’s performance to that of other companies.

A reconciliation of non-U.S. GAAP financial measures to U.S. GAAP measures is included in the accompanying financial tables. In all cases, it should be understood that non-U.S. GAAP per share measures do not depict amounts that accrue directly to the benefit of shareholders. The Company utilizes the non-U.S. GAAP measure of core net income in evaluating operating trends, including components for core revenue and expense. The Company defines core net income as net income excluding non-recurring income and expense. This measure excludes amounts which the Company views as unrelated to its normalized operations, including contested shareholder meeting costs on a tax effected basis. Similarly, the efficiency ratio, return on average assets, return on average equity, basic earnings per share and fully diluted earnings per share are presented on a net income and core net income basis due to the importance of these measures to the investment community.

1 Refer to “Non-U.S. GAAP Financial Measures” for the definition of core net income and refer to the financial schedules attached to this press release for a reconciliation of net income to core net income, together with the most directly comparable GAAP financial measure.

HAMPDEN BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(unaudited)

	At December 31,	At June 30,
	2013	2013
Selected Financial Condition Data:	(In thousands)

Total assets	$694,338	$652,962
Loans, net (1)	497,458	451,621
Securities	142,507	138,730
Deposits	477,139	474,798
Short-term borrowings	22,000	4,500
Long-term debt	104,374	82,492
Total stockholders' equity	84,614	83,659
(1) Includes loans held for sale of $653,000 at December 31, 2013, and $1.3 million at June 30, 2013.

	For The Three Months Ended December 31,		For The Six Months Ended December 31,
	2013	2012	2013	2012
Selected Operating Results:	(In thousands, except share data)

Interest and dividend income, including fees	$6,428	$6,121	$12,577	$12,330
Interest expense	1,331	1,414	2,592	2,822
Net interest income	5,097	4,707	9,985	9,508
Provision for loan losses	150	175	250	225
Net interest income after provision for loan losses	4,947	4,532	9,735	9,283
Non-interest income	811	751	1,829	1,522
Gain on sales of loans, net	100	321	185	516
Non-interest expense	4,260	4,380	8,265	8,844
Income before income taxes	1,598	1,224	3,484	2,477
Income tax provision	577	453	1,256	945
Net income	$1,021	$771	$2,228	$1,532

Basic earnings per share	$0.19	$0.14	$0.42	$0.28
Basic weighted average shares outstanding	5,300,289	5,401,349	5,287,594	5,448,576

Diluted earnings per share	$0.19	$0.14	$0.41	$0.28
Diluted weighted average shares outstanding	5,443,078	5,527,472	5,422,530	5,556,209

	At or For The Three Months Ended December 31,		At or For The Six Months Ended December 31,
	2013	2012	2013	2012
Selected Financial Highlights:

Performance Ratios: (1)
Return on average assets (ratio of net income to average total assets)	0.59%	0.48%	0.65%	0.49%
Core return on average assets (2)	0.74%	0.48%	0.73%	0.49%
Return on average equity (ratio of net income to average equity)	4.82%	3.53%	5.29%	3.49%
Core return on average equity (2)	6.05%	3.53%	5.91%	3.49%
Average interest rate spread (3)	2.91%	2.90%	2.91%	2.98%
Net interest margin (4)	3.11%	3.12%	3.11%	3.22%
Efficiency ratio (5)	70.91%	75.79%	68.88%	76.60%
Core efficiency ratio (2)	64.11%	75.79%	65.46%	76.60%
Non-interest expense to average total assets	2.46%	2.72%	2.42%	2.81%
Non-interest income to average total assets	0.53%	0.67%	0.59%	0.65%
Dividend pay-out ratio (6)	31.58%	30.09%	29.27%	30.28%

Per Share Data:
Basic earnings per share	$0.19	$0.14	$0.42	$0.28
Core basic earnings per share (2)	$0.24	$0.14	$0.47	$0.28
Diluted earnings per share	$0.19	$0.14	$0.41	$0.28
Core diluted earnings per share (2)	$0.24	$0.14	$0.46	$0.28
Total book value per share	$14.98	$14.91	$14.98	$14.91
Market price at period end	$16.41	$15.01	$16.41	$15.01

(1) Ratios for the three and six months ended December 31, 2013 and 2012 are annualized.
(2) Reconciliation of Non-U.S. GAAP financial measures, including all references to core amounts, appear on the last financial schedule attached to this press release.
(3) The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.
(4) The net interest margin represents net interest income as a percent of average interest-earning assets, annualized.
(5) The efficiency ratio represents non-interest expense for the period divided by the sum of net interest income (before the loan loss provision) plus non-interest income.
(6) Dividends declared per share divided by basic net income per common share.

		At December 31,	At September 30,	At June 30,
		2013	2013	2013
Asset Quality Ratios:
Non-performing loans to total loans		0.59%	0.75%	0.88%
Non-performing assets to total assets		0.61%	0.69%	0.80%
Allowance for loan losses to non-performing loans		184.92%	151.34%	136.06%
Allowance for loan losses to total loans		1.10%	1.13%	1.20%

		For The Three Months Ended December 31,	For The Six Months Ended December 31,
		2013	2013
Reconciliation of Non-U.S. GAAP Financial Measures: (1)		(In thousands, except share data)
Net income		$1,021	$2,228
Plus: Non-recurring contested shareholder meeting expenses (2)		261	262
Total core net income	(A)	$1,282	$2,490

Total non-interest expense		$4,260	$8,265
Less: Non-recurring contested shareholder meeting expenses		(408)	(410)
Core non-interest expense	(B)	$3,852	$7,855

Total average assets	(C)	$692,204	$682,227
Total average equity	(D)	$84,753	$84,210

Basic weighted average shares outstanding	(E)	5,300,289	5,287,594
Diluted weighted average shares outstanding	(F)	5,443,078	5,422,530

Core return (annualized) on average assets	(A/C)	0.74%	0.73%
Core return (annualized) on average equity	(A/D)	6.05%	5.91%
Core efficiency ratio (3)		64.11%	65.46%
Core basic earnings per share	(A/E)	$0.24	$0.47
Core diluted earnings per share	(A/F)	$0.24	$0.46

(1) There were no non-core charges in the fiscal year ended June 30, 2013.
(2) Non-recurring contested shareholder proxy expenses are tax effected using an effective tax rate of 36%.
(3) The core efficiency ratio represents core non-interest expense (B) for the period divided by the sum of net interest income (before the loan loss provision) plus non-interest income.

CONTACT:
Hampden Bancorp, Inc.
Robert A. Massey, 413-452-5150
Chief Financial Officer and Treasurer
rmassey@hampdenbank.com